Exhibit 10.1

RESOLUTIONS REGARDING LONG-TERM INCENTIVE PLAN

WHEREAS, Section 15 of the Air Products and Chemicals, Inc. Long-Term Incentive Plan as amended and restated 28 January 2010 (the “Plan”) authorizes the Board of Directors (the “Board”) of Air Products and Chemicals, Inc. (the “Company”) to amend the Plan in any respect which it deems to be in the best interests of the Company; and

WHEREAS, the Management Development and Compensation Committee of the Board has recommended to the Board that the Plan be amended to provide that, if a Participant voluntarily terminates employment with the Company or a Subsidiary, other than due to Retirement, his or her Stock Options that are exercisable as of the date the employment terminates will remain exercisable for ninety days after the date of termination, after which they will be forfeited; and

WHEREAS, capitalized terms used in these Resolutions and not otherwise defined shall have the meanings set forth in the Plan or in the applicable Award Agreement thereunder.

NOW THEREFORE, BE IT RESOLVED, that, Section 6(c)(iv)(B) of the Plan is amended to read as follows:

(B) Except as provided in clause (A) of this Section 6(c)(iv), if an employee Participant’s employment with the Company or Subsidiary terminates for any reason other than for cause, any of his or her outstanding Stock Options that are not exercisable as of the date employment terminates shall be forfeited, and any of such Participant’s outstanding Stock Options that are exercisable as of the date employment terminates shall remain exercisable in accordance with their terms for 90 days after the date of termination. Notwithstanding the foregoing, if the Participant’s termination was an involuntary termination due to actions necessitated by business conditions, including, without limitation, job elimination, workforce reduction, divestiture or plant closing, and the termination is not a Retirement, any of the Participant’s Stock Options that are exercisable on the date of termination of employment shall remain exercisable in accordance with their terms for 180 days after the date of termination;

RESOLVED FURTHER, that the proper officers of the Company be, and they each hereby are, authorized and empowered in the name and on behalf of the Company, to make, execute, and deliver such instruments, documents, and certificates and to do and perform such other acts and things as may be necessary or appropriate to carry out the intent and accomplish the purposes of these Resolutions, including without limitation, making such additional revisions, if any, to the Plan or to the Award Agreements as may be required, in their discretion and upon advice of counsel to the Company, for compliance with applicable law.

AIR PRODUCTS AND CHEMICALS, INC.
BOARD OF DIRECTORS

15 March 2012